                                 SCHEDULE 14A
                                (RULE 14a-101)


                   INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            Helmerich & Payne, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

                                     Common
        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                           [HELMERICH & PAYNE, INC.]
                             Utica at Twenty-first
                             Tulsa, Oklahoma 74114

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     Notice is hereby given that the Annual Meeting of Stockholders of Helmerich & Payne, Inc., will be held at The Philbrook Museum of Art, Patti Johnson Wilson Hall, 2727 South Rockford Road, Tulsa, Oklahoma, at 12:00 noon, Tulsa time, on Wednesday, March 3, 1999, for the following purposes:

          1. To elect three Directors comprising the class of Directors of the Corporation known as the "Second Class" for a three-year term expiring in 2002.

          2. To consider and transact any other business which properly may come before the meeting or any adjournment thereof.

     In accordance with the By-Laws, the close of business on January 8, 1999, has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, said meeting. The stock transfer books will not close.

     The Corporation's Proxy Statement is submitted herewith. The annual report for the year ended September 30, 1998, has been mailed previously to all stockholders.

     STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON, BUT WISH THEIR STOCK TO BE VOTED ON MATTERS TO BE TRANSACTED, ARE URGED TO SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE CORPORATION IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

                                             By Order of the Board of Directors

                                                    /s/ STEVEN R. MACKEY
                                                      STEVEN R. MACKEY
                                                         Secretary
Tulsa, Oklahoma
January 27, 1999

                           [HELMERICH & PAYNE, INC.]
                             Utica at Twenty-first
                             Tulsa, Oklahoma 74114
                        -------------------------------
                                PROXY STATEMENT
                        -------------------------------

                              GENERAL INFORMATION

     The enclosed proxy is being solicited by and on behalf of the Board of Directors of Helmerich & Payne, Inc. (the "Corporation"), and will be voted at the Annual Meeting of Stockholders on March 3, 1999. This statement and the accompanying proxy are first being sent or given to stockholders on or about January 27, 1999.

     Any stockholder giving a proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivery of a later-dated proxy.

     The cost of this solicitation will be paid by the Corporation. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals. The Corporation does not intend to cause a solicitation to be made by specially engaged employees or other paid solicitors.

     On December 3, 1997, the Board of Directors declared a 2-for-1 split of the Corporation's common stock with a record date of December 15, 1997. The number and price of shares of common stock and the number, exercise price and value of stock options referenced in this Proxy Statement have been adjusted to give full effect to such stock split.

     At the close of business on January 8, 1999, there were 53,528,952 issued and outstanding shares of the common stock of the Corporation, the holders of which, except the Corporation which is the holder of 4,112,270 shares of treasury stock, are entitled to one vote per share on all matters. There is no other class of securities of the Corporation entitled to vote at the meeting. Only stockholders of record at the close of business on January 8, 1999, will be entitled to vote at the Annual Meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth the name and address of each stockholder of the Corporation who, to the knowledge of the Corporation, beneficially owns more than 5% of the Corporation's common stock, the number of shares beneficially owned by each, and the percentage of outstanding stock so owned, as of January 8, 1999.

                                             AMOUNT AND
                                             NATURE OF     PERCENT
  TITLE OF          NAME AND ADDRESS         BENEFICIAL      OF
   CLASS          OF BENEFICIAL OWNER       OWNERSHIP(1)    CLASS
  --------        -------------------       ------------   -------
Common Stock  State Farm Mutual Automobile
                Insurance Company
                One State Farm Plaza
                Bloomington, Illinois
                61710                        4,128,600      8.356%

---------------

(1) Unless otherwise indicated, all shares are owned directly by the named person or entity, with such person or entity possessing sole voting and investment power with respect to such shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the total number of shares of common stock beneficially owned by each of the present Directors and nominees, the Corporation's Chief Executive Officer ("CEO") and the other four most highly compensated executive officers (the Chief Executive Officer and other four most highly compensated executive officers collectively, the "named executive officers"), and all directors and executive officers as a group, and the percent of the outstanding common stock so owned by each as of January 8, 1999.

                                                                   AMOUNT AND
                                                                   NATURE OF     PERCENT
              DIRECTORS AND NAMED                                  BENEFICIAL       OF
              EXECUTIVE OFFICERS                 TITLE OF CLASS   OWNERSHIP(1)   Class(2)
              -------------------                --------------   ------------   --------
W. H. Helmerich, III                              Common Stock     2,278,070(3)   4.610%
Hans Helmerich                                    Common Stock       382,037(4)
George S. Dotson                                  Common Stock       228,243(5)
Steven R. Shaw                                    Common Stock       116,521(6)
Douglas E. Fears                                  Common Stock        82,205(7)
Steven R. Mackey                                  Common Stock        39,590(8)
L. F. Rooney, III                                 Common Stock        31,400(9)
John D. Zeglis                                    Common Stock         5,400
Glenn A. Cox                                      Common Stock         4,400(10)
George A. Schaefer                                Common Stock         4,400
William L. Armstrong                              Common Stock         9,400
Edward B. Rust, Jr.                               Common Stock         1,800
All Directors and Executive Officers as a Group   Common Stock     3,207,302(11)  6.446%

---------------

 (1) Unless otherwise indicated, all shares are owned directly by the named person, and he has sole voting and investment power with respect to such shares.

 (2) Percentage calculation not included if beneficial ownership is less than one percent of class.

 (3) Includes 200,000 shares owned by The Helmerich Foundation, an Oklahoma charitable trust, for which Mr. Helmerich is Trustee, and 20,000 shares owned by Ivy League, Inc., of which Mr. Helmerich is President and Director. Mr. Helmerich possesses sole voting and investment power over all indirectly owned shares.

 (4) Includes options to purchase 117,460 shares exercisable within 60 days; 7,925 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of September 30, 1998; 22,120 shares owned by Mr. Hans Helmerich's wife, with respect to which he has disclaimed all beneficial ownership; 14,800 shares held by Mr. Helmerich as Trustee for various trusts for members of his immediate family, as to which he has sole voting and investment power; 2,000 shares held by Mr. Helmerich as a Co-trustee for a family trust for which he shares voting and investment power; and 15,000 shares held by The Helmerich Trust, an Oklahoma charitable trust, for which Mr. Helmerich is a Co-trustee, for which he shares voting and investment power.

 (5) Includes options to purchase 80,960 shares exercisable within 60 days; 14,350 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of September 30, 1998; 1,300 shares held in a trust for a family member for which Mr. Dotson, as a Co-trustee, shares voting and investment power; 900 shares owned by Mr. Dotson's wife, with respect to which he has disclaimed all beneficial ownership; and 11,225 shares owned by The Dotson Family Charitable Foundation, for which Mr. Dotson is Co-trustee, and for which he shares voting and investment power.

 (6) Includes options to purchase 56,460 shares exercisable within 60 days; and 6,645 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of September 30, 1998.

 (7) Includes options to purchase 40,460 shares exercisable within 60 days; 2,343 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of September 30, 1998; and 1,600 shares owned by Joseph's Storehouse, a charitable foundation, for which Mr. Fears is Co-trustee, and for which he shares voting and investment power.

 (8) Includes options to purchase 32,210 shares exercisable within 60 days; and 2,180 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of September 30, 1998.

 (9) Includes 29,000 shares held by a corporation controlled by Mr. Rooney.

(10) Includes 2,000 shares held in a revocable trust known as the Glenn A. Cox Trust, UTA, with respect to which voting and investment power are shared with Mr. Cox's wife.

(11) Includes options to purchase 342,856 shares exercisable within 60 days; and 34,995 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of September 30, 1998.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Corporation ("Board") is divided into three classes--First Class, Second Class, and Third Class--whose terms expire in different years. The terms of the Directors of the Second Class expire this year, and their successors are to be elected at this Annual Meeting. The terms of the Directors of the Third Class and the First Class do not expire until 2000 and 2001, respectively, and consequently their successors are not to be elected at this Annual Meeting. Upon the conclusion of this Annual Meeting, the First, Second and Third Classes of Directors will be comprised of three Directors each.

     The Directors belonging to the Third Class and the First Class, which are not coming up for election at this meeting, and the Nominees for Directors of the Second Class, are as follows:

DIRECTORS OF THE THIRD CLASS

                                                                                                      YEAR
                                         EXPIRATION                                                  FIRST
                                         OF PRESENT               PRINCIPAL OCCUPATION               BECAME
       NAME                        AGE      TERM               AND CURRENT DIRECTORSHIPS            DIRECTOR
       ----                        ---   ----------            -------------------------            --------

W. H. Helmerich, III               76       2000      Chairman of the Board of the Corporation.       1949
                                                        Director of Atwood Oceanics, Inc.
------------------
Photo omitted
------------------

Glenn A. Cox                       69       2000      Retired President and Chief Operating           1992
                                                        Officer of Phillips Petroleum Company
------------------                                      (large integrated oil company). Director
Photo omitted                                           of Bank of Oklahoma, N.A.; BOK Financial
------------------                                      Corporation; and The Williams Companies,
                                                        Inc.


Edward B. Rust, Jr.                48       2000      Chairman of the Board and Chief Executive       1997
------------------                                      Officer of State Farm Mutual Automobile
Photo omitted                                           Insurance Company.
------------------

DIRECTORS OF THE FIRST CLASS

                                                                                                      YEAR
                                         EXPIRATION                                                  FIRST
                                         OF PRESENT               PRINCIPAL OCCUPATION               BECAME
       NAME                        AGE      TERM               AND CURRENT DIRECTORSHIPS            DIRECTOR
       ----                        ---   ----------            -------------------------            --------

Hans Helmerich                     40       2001      President of the Corporation and Chief          1987
                                                        Executive Officer; holds similar positions
------------------                                      as Chairman or President and as Chief
Photo omitted                                           Executive Officer of subsidiary companies.
------------------                                      Director of Atwood Oceanics, Inc.

George S. Dotson                   58       2001      Vice President of the Corporation and           1990
                                                        President and Chief Operating Officer of
------------------                                      Helmerich & Payne International Drilling
Photo omitted                                           Co.; holds similar positions as President
------------------                                      and Chief Operating Officer of Helmerich &
                                                        Payne International Drilling Co.
                                                        subsidiary companies. Director of Atwood
                                                        Oceanics, Inc. and Varco International,
                                                        Inc.

George A. Schaefer                 70       2001      Retired Chairman and Chief Executive Officer    1988
                                                        of Caterpillar Inc. (Manufacturer of
------------------                                      earth-moving, construction, and
Photo omitted                                           materials-handling machinery and
------------------                                      equipment). Director of Aon Corporation
                                                        and Caterpillar Inc.

NOMINEES FOR THE DIRECTORS OF THE SECOND CLASS

                                                                                                    YEAR
                                       EXPIRATION                                                  FIRST
                                       OF PRESENT               PRINCIPAL OCCUPATION               BECAME
      NAME                       AGE      TERM               AND CURRENT DIRECTORSHIPS            DIRECTOR
      ----                       ---   ----------            -------------------------            --------

John D. Zeglis                   51       1999      President of American Telephone and             1989
                                                      Telegraph Company (telecommunications
-----------------                                     services). Director of AT&T; Illinova
Photo omitted                                         Corp.; and Sara Lee Corp.
-----------------

William L.                       61       1999      Chairman of Transland Financial Services,       1992
Armstrong                                             Inc. (mortgage banking); Cherry Creek
                                                      Mortgage Company (mortgage banking); and
-----------------                                     Frontier Real Estate, Inc. (residential
Photo omitted                                         real estate brokerage). Director of The
-----------------                                     Provident Companies and Storage Technology
                                                      Corp.

L. F. Rooney, III                45       1999      Chairman, Manhattan Construction Company        1996
                                                      (construction and construction management
-----------------                                     services) and President of Rooney Brothers
Photo omitted                                         Company (holding company with interests in
-----------------                                     construction, electronics and building
                                                      components). Director of BOK Financial
                                                      Corp. and Bank of Oklahoma, N.A.

     With regard to the election of the Directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. Unless otherwise specified, the proxies on the enclosed form which are executed and returned will be voted for the nominees listed above as

"Nominees for Directors of the Second Class." The proxies executed and returned on the enclosed form can be voted only for the named nominees. If any one of the nominees is not a candidate at the Annual Meeting, an event which management does not anticipate, the proxies will be voted for a substitute nominee. The election of Directors will require the affirmative vote of a plurality of the shares of common stock voting in person or by proxy at the Annual Meeting. In all matters other than election of directors, a majority of shares of common stock voting in person or by proxy is required for approval. Abstentions and broker non-votes shall not be counted except for purposes of determining the presence of a quorum at the meeting.

     The Corporation's transfer agent will tabulate all votes which are received prior to the date of the Annual Meeting. The Corporation has appointed two employee inspectors to receive the transfer agent's tabulation, to tabulate all other votes, and to certify the voting results.

     The principal occupation of each of the Directors and the Nominees for Directors of the Second Class is as set forth in the tables above and has been the same occupation for the past five years except with respect to Mr. John D. Zeglis, who was Senior Vice President - General Counsel and Government Affairs of AT&T prior to October, 1997; Mr. L. F. Rooney, III who was Chief Executive Officer of Manhattan Construction Company prior to October, 1995 and was President of Manhattan Construction Company prior to May, 1994; and Mr. Edward
B. Rust, Jr. who was President of State Farm Mutual Automobile Insurance Company prior to September, 1998. Mr. Hans Helmerich is a son of Mr. W. H. Helmerich, III.

ATTENDANCE

     There were four regularly scheduled meetings of the Board held during fiscal 1998. No Director attended fewer than 75% of the aggregate of the total number of the meetings of the Board of Directors and its committees held during fiscal 1998.

COMMITTEES

     Mr. Glenn A. Cox and Mr. L. F. Rooney, III are members of the Audit Committee. The functions of the Audit Committee include: (i) reviewing with management and the Corporation's independent accountants the scope of the various audits to be conducted during the coming year; (ii) reviewing with management and the independent accountants the results of such audits, including the auditor's comments on the Corporation's accounting policies and the adequacy of the internal controls; (iii) discussing with management and the independent accountants the Corporation's annual financial statements; (iv) reviewing fees paid to, and the scope of services provided by, the independent accountants; (v) reviewing the independence of the independent accountants; (vi) recommending to the Board of Directors the engagement or discharge of the independent accountants; and (vii) monitoring compliance with the Foreign Corrupt Practices Act. During the year ended September 30, 1998, the Audit Committee held two meetings.

     Mr. William L. Armstrong, Mr. George A. Schaefer, and Mr. John D. Zeglis are members of the Human Resources Committee. The functions of the Human Resources Committee are to review and make recommendations or decisions regarding: (i) the election and salaries of officers and key management employees; (ii) bonus awards, stock option plans and awards, and other fringe benefit plans; and (iii) management succession. During the year ended September 30, 1998, the Human Resources Committee held two meetings.

     The Corporation does not have a nominating committee. All nominations are presented to the Board.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The information contained in the following Summary Compensation Table for fiscal years 1998, 1997, and 1996 is furnished with respect to the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM COMPENSATION
                                                                   ---------------------------------
                                  ANNUAL COMPENSATION                      AWARDS            PAYOUTS
                       -----------------------------------------   -----------------------   -------
                                                        (1)                        (2)
                                                       OTHER       RESTRICTED   SECURITIES                 (3)
                                                       ANNUAL        STOCK      UNDERLYING    LTIP      ALL OTHER
 NAME AND PRINCIPAL                                 COMPENSATION     AWARDS      OPTIONS     PAYOUTS   COMPENSATION
      POSITION         YEAR  SALARY($)   BONUS($)       ($)           ($)          (#)         ($)         ($)
 ------------------    ----  ---------   --------   ------------   ----------   ----------   -------   ------------
Hans Helmerich         1998   417,500    187,000         784          --          90,000       --          8,000
President and          1997   387,500    260,000         630          --          70,000       --          8,000
CEO                    1996   346,250    200,000       1,085          --          90,000       --          7,500

George S. Dotson       1998   367,019    160,000         548          --          60,000       --          8,000
Vice President         1997   346,634    210,000         450          --          50,000       --          8,000
and President of       1996   313,750    160,000       2,108          --          60,000       --          7,500
Drilling Subsidiary

Steven R. Shaw         1998   258,750     70,000         604          --          50,000       --          8,000
Vice President         1997   235,500    105,000         630          --          30,000       --          7,965
Production             1996   213,250     80,000       1,237          --          40,000       --          7,500

Douglas E. Fears       1998   216,250     73,000         639          --          30,000       --          8,000
Vice President         1997   196,250     65,000         630          --          20,000       --          9,271
Finance                1996   166,250     50,000         666          --          30,000       --         10,313

Steven R. Mackey       1998   182,500     60,000         627          --          25,000       --          8,000
Vice President and     1997   173,250     65,000         630          --          20,000       --          8,497
General Counsel        1996   164,250     50,000       1,670          --          30,000       --          8,915

---------------

(1) The amounts specified in this column represent payments of estimated tax liability with respect to Corporation-provided health and retirement benefits. The aggregate amount of perquisites and other personal benefits was less than either $50,000 or 10% of the total annual salary and bonus reported for each of the named executive officers.

(2) The references to "SARs" in the Summary Compensation Table and all other tables in this Proxy Statement have been omitted, since the Corporation has never authorized any SARs.

(3) With respect to each of the named executive officers, the amounts specified in this column represent only the Corporation's matching contributions to its 401(k) Plan on behalf of each such executive officer.

STOCK OPTION GRANTS

     The following table provides information with respect to stock options granted during fiscal year 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    GRANT DATE
                                                              INDIVIDUAL GRANTS                        VALUE
                                              --------------------------------------------------   -------------
                                                           PERCENT OF
                                              NUMBER OF      TOTAL
                                              SECURITIES    OPTIONS
                                              UNDERLYING   GRANTED TO    EXERCISE
                                               OPTIONS     EMPLOYEES        OR                      GRANT DATE
                                               GRANTED     IN FISCAL    BASE PRICE    EXPIRATION   PRESENT VALUE
                    NAME                        (#)(1)        YEAR       ($/SH)(2)       DATE          $(3)
                    ----                      ----------   ----------   -----------   ----------   -------------
Hans Helmerich...............................   90,000        .165        36.8438      12/3/07        965,700
George S. Dotson.............................   60,000        .110        36.8438      12/3/07        643,800
Steven R. Shaw...............................   50,000        .092        36.8438      12/3/07        536,500
Douglas E. Fears.............................   30,000        .055        36.8438      12/3/07        321,900
Steven R. Mackey.............................   25,000        .046        36.8438      12/3/07        268,250

---------------

(1) These options were granted pursuant to the Helmerich & Payne, Inc. 1996 Stock Incentive Plan and are nonqualified stock options which vest annually in 25% increments, beginning one year from the date of grant.

(2) The exercise price is the fair market value of the Corporation's stock on the grant date.

(3) The hypothetical present values on grant date were calculated under a modified Black-Scholes model, which is a mathematical formula used to value options. This formula considers a number of factors in hypothesizing an option's present value. Factors used to value the options include the stock's expected annual volatility rate (32.37%), risk free rate of return (5.81%), dividend yield (.76%), term (10 years), and discounts for forfeiture of unvested shares (21.21%) and reduced term on vested shares (21.17%).

     The ultimate values of these options will depend on the future market price of the Corporation's stock, which cannot be forecast with reasonable accuracy. The Corporation does not believe that the Black-Scholes model, whether modified or not modified, or any other valuation model, is a reliable method of computing the present value of the Corporation's employee stock options. The actual value, if any, the optionee will realize will depend on the excess of the market value of the Corporation's stock over the exercise price on the date of exercise.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the named executive officers of the Corporation concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                                  NUMBER OF
                                                                                  SECURITIES          VALUE OF
                                                                                  UNDERLYING        UNEXERCISED
                                                                                 UNEXERCISED        IN-THE-MONEY
                                                                                  OPTIONS AT         OPTIONS AT
                                                                                  FY-END(#)         FY-END($)(1)
                                         SHARES ACQUIRED                       EXERCISABLE(2)/      EXERCISABLE/
                  NAME                   ON EXERCISE(#)    VALUE REALIZED($)   UNEXERCISABLE(3)   Unexercisable(4)
                  ----                   ---------------   -----------------   ----------------   ----------------
Hans Helmerich..........................      5,400              45,225             53,960/             275,625/
                                                                                   202,640              393,510
George S. Dotson........................      9,000              97,875             37,960/             191,265/
                                                                                   138,640              267,510
Steven R. Shaw..........................      5,400              43,902             25,960/             135,265/
                                                                                   100,640              183,510
Douglas E. Fears........................      6,300             204,467             19,960/             107,265/
                                                                                    66,640              141,510
Steven R. Mackey........................     11,500             194,913             12,960/              58,265/
                                                                                    61,640              141,510

---------------

(1) Fair market value used for computations in this column was $21.00 per share, which was the closing price of the Corporation's common stock on September 30, 1998.

(2) These totals contain out-of-the-money options of 14,000, 10,000, 6,000, 4,000 and 4,000 for Messrs. Helmerich, Dotson, Shaw, Fears and Mackey, respectively.

(3) These totals contain out-of-the-money options of 146,000, 100,000, 74,000, 46,000 and 41,000 for Messrs. Helmerich, Dotson, Shaw, Fears and Mackey, respectively.

(4) The Incentive Stock Option Plan pursuant to which certain options noted in this table were granted contains a cumulative restriction feature requiring sequential exercise of options granted under such plan.

LONG-TERM INCENTIVE PLANS

     There were no long-term incentive plan awards to the named executive officers in the last fiscal year.

PENSION PLANS

     The pension plan benefit under the Corporation's retirement plan is calculated pursuant to the following formula:

                 Compensation X 1.5% = Annual Pension Benefit.

Pension benefits, which are accrued annually, are determined based on compensation received throughout a participant's career. "Compensation" includes salary, bonus, vacation pay, sick pay, Section 401(k) elective deferrals, and
Section 125 "cafeteria plan" deferrals. Therefore, the pension benefit is not determined primarily by final compensation and years of service.

     Based upon this formula, an assumed annual salary growth rate of 6%, and an age 62 retirement date, the estimated annual benefits payable to each named executive officer at retirement are:

                                                                          ANNUAL
                                                              CURRENT   RETIREMENT
                            NAME                                AGE     Benefit(1)
                            ----                              -------   ----------
Hans Helmerich..............................................    40       $541,017
George S. Dotson............................................    58       $150,210
Steven R. Shaw..............................................    48       $164,889
Douglas E. Fears............................................    49       $110,605
Steven R. Mackey............................................    48       $111,326

---------------

(1) The annual retirement benefit has not been reduced for statutory compensation and benefit limits, as amounts over these limits would be payable pursuant to the Supplemental Retirement Income Plan for Salaried Employees of Helmerich & Payne, Inc. The benefits listed above are computed as a straight single life annuity and are not subject to any reduction for Social Security or other offset amounts.

REPORT ON REPRICING OF OPTIONS

     There were no adjustments or amendments to the exercise price of stock options previously awarded to any of the named executive officers during the last fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1998, the members of the Corporation's Human Resources Committee (which functions as the Corporation's compensation committee) were Mr. William L. Armstrong, George A. Schaefer, and Mr. John D. Zeglis. No executive officer or director of the Corporation has any relationship covered by the Compensation Committee Interlock and Insider Participation regulations.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-OF-CONTROL ARRANGEMENTS

     The Helmerich & Payne, Inc. 1990 Stock Option Plan and the Helmerich & Payne, Inc. 1996 Stock Incentive Plan contain a provision whereby all stock options and restricted stock will automatically become fully vested and immediately exercisable in the event of a "change of control" of the Corporation, as defined in such plans.

     If a named executive officer dies prior to age 65 while employed by the Corporation or after having retired under the Corporation's pension plan, then pursuant to an agreement with each named executive officer the surviving spouse of such deceased executive will be paid $2,250 per month for 120 consecutive months, commencing upon the date of death. Alternatively, if the named executive officer remains in the employment of the Corporation until age 65 or has retired under the provisions of the Corporation's pension plan, then commencing on his 65th birthday such executive officer shall be paid $225 per month for 120 consecutive months.

                        HUMAN RESOURCES COMMITTEE REPORT

     Decisions with regard to the compensation of the Corporation's executive officers are generally made by the Human Resources Committee of the Board ("Committee"). Each member of the Committee is a non-employee director. Decisions about awards under the Corporation's stock-based compensation plans are made by the Committee and reported to the Board. All other decisions by the Committee relating to compensation of the Corporation's executive officers are reviewed and approved by the Board. Generally, the Committee meets in December following the end of a particular fiscal year to consider prospective calendar-year salary adjustments, as well as to consider bonus compensation for executive officers for the prior fiscal year.

  Executive Officer Compensation Policies

     The Corporation's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Corporation's performance, recognize individual initiative and achievements, and assist the Corporation in attracting and retaining qualified executives. The Committee relies in large part on compensation studies for the determination of competitive compensation. These studies include salary and bonus compensation data from several competitor companies including certain of those companies contained within the S&P Oil & Gas (Drilling & Equipment)-500 Index. Also, when the Committee contemplates the awarding of stock options or restricted stock to its executives, it considers the nature and amount of stock awards made by competitor companies to their executive officers. In order to implement these objectives, the Corporation has developed a straightforward compensation package consisting of salary, annual bonus, and periodic awards of stock options and/or restricted stock. Each element of the compensation package serves a particular purpose. Salary and bonus are primarily designed to reward current and past performance. Base salaries are conservatively set to recognize individual performance while attempting to approximate the median level of base salaries among the Corporation's competitors. Annual bonuses to executive officers are awarded based upon corporate and/or divisional performance criteria, competitive considerations, and the Committee's subjective determination of individual performance. Awards of stock options and restricted stock are primarily designed to tie a portion of each executive's compensation to long-term future performance of the Corporation. The Committee believes that stock ownership by management through stock-based compensation arrangements is beneficial in aligning management's and stockholders' interests. The value of these awards will increase or decrease based upon the future price of the Corporation's stock.

     During fiscal 1998, the Committee, with the assistance of Towers Perrin (an independent compensation consulting firm), reviewed the Corporation's executive compensation policies. As a result of this review, the Committee refined certain of its annual bonus award guidelines for fiscal 1999.

     In determining executive compensation for fiscal 1998, the Committee considered the Corporation's overall historical performance and its future objectives, together with fiscal 1998 corporate performance. The Committee believes that this policy provides a certain degree of stability in executive compensation considering the cyclical nature of the Corporation's businesses. Within this framework, the Committee considered several disproportionately weighted corporate and divisional performance objectives in making its compensation decisions for fiscal 1998. The performance objectives applicable to the entire corporation and their weighting were: net income as a percentage of invested capital (70%) and earnings per share (30%). The divisional objectives and weighting for the contract drilling business were: divisional net income as a percentage of invested capital (70%); cash flow from operations (15%); and after-tax income (15%). The divisional objectives and weighting for the exploration and production business were: finding cost (50%); after-tax income (25%); and divisional net income as a percentage of invested capital (25%). The Committee determined that all of these performance objectives other than the finding cost objective had been met or exceeded during fiscal 1998.

     Each of the executive officers was assigned a 1998 target bonus award expressed as a percentage of base salary. Each of the executive officers was also assigned a corporate and/or divisional performance weighting percentage based upon each officer's corporate and/or divisional responsibilities. Whether an executive officer earns all or a portion of his target bonus award depends upon satisfaction of corporate and/or divisional performance objectives, the corporate and/or divisional weighting assigned to an executive officer and the Committee's subjective determination of individual performance.

     During fiscal 1998, stock options were awarded to the executive officers and other key employees. In making these stock option awards, the Committee considered both individual performance and the amount of stock option awards made by competitors.

     Section 162(m) of the Internal Revenue Code provides that certain compensation to certain executive officers in excess of $1 million will not be deductible for federal income tax purposes. The current compensation levels of the Corporation's executive officers are well below the $1 million threshold. In the event that the Corporation's compensation levels approach the $1 million deduction cap, the Committee will further analyze Section 162(m) and take such action as it deems appropriate.

  Compensation Paid to the Chief Executive Officer

     Mr. Helmerich's compensation is determined in the same manner as described for the other executive officers. For fiscal 1998, Mr. Helmerich earned a $187,000 bonus and a 7.6% salary increase. Consistent with the Corporation's compensation policies, Mr. Helmerich's salary was increased in order to approximate the median level of base salaries of competitor CEOs. However, Mr. Helmerich's fiscal 1998 bonus was 28% less than the bonus he received in fiscal 1997. The reduction in Mr. Helmerich's bonus was due to the fact that the corporate performance objectives were met in fiscal 1998 but were significantly surpassed in fiscal 1997.

     In addition, the Committee awarded Mr. Helmerich stock options to purchase 90,000 shares of stock. The Committee based this award on its subjective assessment of Mr. Helmerich's performance as CEO and the amount of stock options awarded to competitor CEOs.

                   SUBMITTED BY THE HUMAN RESOURCES COMMITTEE

     William L. Armstrong         George A. Schaefer         John D. Zeglis

PERFORMANCE GRAPH

     The following performance graph reflects the yearly percentage change in the Corporation's cumulative total stockholder return on common stock as compared with the cumulative total return of the S&P 500 Index and the S&P Oil & Gas (Drilling & Equipment)-500 Index. All cumulative returns assume reinvestment of dividends and are calculated on a fiscal year basis ending on September 30 of each year.

                    CUMULATIVE TOTAL RETURN ON COMMON STOCK

                              [PERFORMANCE CHART]

DIRECTOR COMPENSATION

     Pursuant to the Non-Employee Directors' Stock Compensation Plan, each non-employee Director of the Corporation receives a minimum of 800 shares, subject to a maximum of 1,600 shares, of the Corporation's common stock as a retainer fee in lieu of a cash retainer payment. In addition, each non-employee Director receives a $2,500 attendance fee for each regularly scheduled meeting that he attends, plus expenses incurred in connection with attending meetings. Mr. W. H. Helmerich, III receives no compensation from the Corporation for serving as its Chairman of the Board, nor do the employee Directors receive compensation for serving on the Board of Directors.

     Members of the Corporation's Audit Committee and the Human Resources Committee receive a fee of $500 per meeting attended, plus expenses incurred in connection with attending meetings. It is anticipated that there will be four regularly scheduled meetings of the Board during fiscal 1999.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Mr. W. H. Helmerich, III, Chairman of the Board, retired from the Corporation in December of 1989. Pursuant to a consulting agreement with the Corporation, he receives $154,800 per year for a one-year term commencing January 1, 1990, plus reimbursement of reasonable business, travel, and other expenses in consideration of his agreement to provide advisory and consulting services (exclusive of services rendered by Mr. Helmerich as Chairman of the Board) to the Corporation. The consulting agreement is automatically renewed for successive one-year terms unless terminated by the Corporation or Mr. W. H. Helmerich, III.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     For the fiscal year ended September 30, 1998, all reports were filed on a timely basis with the Securities and Exchange Commission except that (i) Mr. George S. Dotson, a Vice President and Director of the Corporation, amended, on October 10, 1997, an otherwise timely filed Form 4 which omitted reporting the exercise, on July 7, 1997, of a stock option for 3,426 shares and (ii) Mr. L. F. Rooney, III, a Director of the Corporation, filed on December 7, 1998, a Form 4 to reflect a July 24, 1998, purchase of 10,000 shares by a corporation controlled by Mr. Rooney.

     In making these disclosures, the Corporation has relied solely upon the written representations of its Directors and executive officers, and copies of the reports they have filed with the Securities and Exchange Commission.

INDEPENDENT ACCOUNTANTS

     The independent public accounting firm selected by the Corporation for the current year which audited the accounts of the Corporation for the fiscal year most recently completed is Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the stockholders' meeting with the opportunity to make a statement if they so desire and to respond to appropriate questions.

STOCKHOLDER PROPOSALS

     The Corporation's annual meeting for 2000 will be held Wednesday, March 1, 2000. Any stockholder wishing to submit a proposal to the vote of the stockholders at such 2000 annual meeting must submit such proposal or proposals in writing to the Corporation at its executive office in Tulsa, Oklahoma,
Attention: Corporate Secretary, on or before September 30, 1999. For any other proposal that a stockholder wishes to have considered at the Corporation's 2000 annual meeting, the Corporate Secretary must receive written notice of such proposal during the period beginning December 17, 1999, and ending January 11, 2000. Proposals which are not received in such time period will be considered untimely and the persons serving as proxies will have discretion to vote on such matters at the meeting. In addition, proposals must also comply with the Corporation's Bylaws and the rules and regulations of the Securities and Exchange Commission.

OTHER MATTERS

     As of this date, management knows of no business which will come before the meeting other than that set forth in the notice of said meeting. If any other matter properly comes before the meeting, the persons named as proxies will vote on it in accordance with their best judgment.

                                             By Order of the Board of Directors

                                                    /s/ STEVEN R. MACKEY
                                                      STEVEN R. MACKEY
                                                         Secretary

Dated: January 27, 1999

                                             -----------------------------------

                                             -----------------------------------

                                                  NOTICE OF ANNUAL MEETING

                                                       OF STOCKHOLDERS

                                                         TO BE HELD

                                                        MARCH 3, 1999

                                                             AND

                                                       PROXY STATEMENT

                                                [HELMERICH & PAYNE, INC. LOGO
                                                          OMITTED]

                                                   HELMERICH & PAYNE, INC.

                                             -----------------------------------

                                             -----------------------------------

                         APPENDIX TO ELECTRONIC FILING

               LIST OF IMAGE INFORMATION NOT FILED ELECTRONICALLY

Photographs of the Directors and Nominees for Directors have been omitted from Pages 4 through 6 of this Proxy Statement.

A graphic representation of the Performance Graph described on Page 14 of this Proxy Statement has been omitted.

Proxy for Annual Meeting is filed herewith as an appendix.

                  --------------------------------------------

PROXY FOR ANNUAL MEETING                   THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF
                                           DIRECTORS.
HELMERICH & PAYNE, INC.
---------------------------------------    The undersigned hereby appoints as his/her proxies, with
                                           powers of substitution and revocation, W. H. Helmerich, III,
                                           Hans Helmerich, and Steven R. Mackey, or each of them (the
                                           "Proxies"), to vote all shares of Helmerich & Payne, Inc., which the undersigned would be entitled to vote at the Annual
                                           Meeting of Stockholders of Helmerich & Payne, Inc., to be held at The Philbrook Museum of Art, Patti Johnson Wilson Hall,
                                           2727 South Rockford Road, Tulsa, Oklahoma, on Wednesday, March
                                           3, 1999, at 12:00 noon, Tulsa time, and all adjournments
                                           thereof.

1. Nominees for Directors of the "Second Class" for a three-year term are William L. Armstrong, L. F. Rooney, III and John D. Zeglis. DIRECTORS RECOMMEND A VOTE FOR ITEM 1.

      [ ] FOR all listed nominees          [ ]WITHHOLD vote from           [ ]WITHHOLD vote only from
                                             all listed nominees
                                                                           -----------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                            (Continued on Next Page)

                  --------------------------------------------

                  --------------------------------------------

                          (Continued from First Page)

    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE WISHES OF THE STOCKHOLDER AS SPECIFIED IN THE SQUARES AND ON THE LINE PROVIDED ON THE REVERSE SIDE HEREOF; HOWEVER, IF NO SPECIFICATION IS MADE IN THE SQUARES OR ON THE LINE PROVIDED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FULL SLATE OF DIRECTORS.

    PLEASE COMPLETE, SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                                                Dated:__, 1999.

                                                --------------------------------
                                                (Sign here exactly as name
                                                appears. When signing as
                                                attorney, executor,
                                                administrator, guardian, or
                                                corporate official, please give
                                                your full title as such.)

                  --------------------------------------------